Exhibit 3.1

CERTIFICATE OF MERGER

OF

LOLA ONE ACQUISITION SUB, INC.

WITH AND INTO

AMESITE INC.

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), Amesite Inc., a Delaware corporation (“Amesite”) does hereby certify as follows:

First: The name and state of incorporation of each of the constituent corporations (the “Constituent Corporations”) of the Merger (as defined below) are:

(a)	Amesite Inc., a Delaware corporation, and

(b)	Lola One Acquisition Sub, Inc., a Delaware corporation (“Lola One”).

Second: An Agreement and Plan of Merger and Reorganization, entered into as of April 26, 2018 (the “Agreement”), by and among Lola One Acquisition Corporation, a Delaware corporation, and the Constituent Corporations, with respect to the merger of Lola One with and into Amesite (the “Merger”) has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Sections 141, 211, 228 and 251 of the DGCL.

Third: Amesite shall be the surviving corporation in the Merger (the “Surviving Corporation”), and the name of the Surviving Corporation upon the effectiveness of this Certificate of Merger with the Secretary of State of the State of Delaware shall be Amesite Operating Company.

Fourth: Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation immediately prior to the Merger shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto, and, so amended, shall be the Amended and Restated Certificate of Incorporation of the Surviving Corporation.

Fifth: This Certificate of Merger, and the Merger contemplated hereby, shall be effective on April 27, 2018 at 12:01 a.m. (Eastern Time).

Sixth: An executed copy of the Agreement is on file at 205 East Washington Street, Suite B, Ann Arbor, Michigan 48104, the place of business of the Surviving Corporation.

Seventh: A copy of the Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Constituent Corporations.

IN WITNESS WHEREOF, Amesite Inc. has caused this Certificate of Merger to be signed by an authorized officer as of April 26, 2018.

AMESITE INC.

By:	/s/ Ann Marie Sastry
Name:	Ann Marie Sastry, Ph.D.
Title:	Chief Executive Officer

2

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMESITE OPERATING COMPANY

ARTICLE I

The name of this corporation is Amesite Operating Company (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, in the County of Kent. The name of its registered agent at such address is Cogency Global Inc.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The aggregate number of shares that this Corporation shall have authority to issue is 1,000 shares of capital stock, all of which shall be designated “Common Stock”, each having a par value of $0.0001.

ARTICLE V

A.       The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

B.       The Bylaws may be altered or amended, or new Bylaws may be adopted, by the stockholders entitled to vote. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws.

ARTICLE VI

The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.